UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2009

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

Rose Tree Corporate Center II
1400 N. Providence Road, Suite 2000
Media, Pennsylvania 19063-2076
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 744-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

Foamex International Inc. and Foamex L.P. entered into a Forbearance Agreement (the “Forbearance Agreement”), dated January 22, 2009 with Bank of America, N.A., Wells Fargo Foothill, LLC, Wachovia Bank, National Association, GE Business Financial Services Inc., and General Electric Capital Corporation (collectively, the “Lenders”) with respect to Foamex L.P.’s Revolving Credit Agreement, dated as of February 12, 2007, as amended (the “Credit Agreement”).

Under the Forbearance Agreement, the Lenders agreed to forbear from exercising their right to refuse to make Loans (as defined in the Credit Agreement) under Section 8.2 of the Credit Agreement arising as a result of the Representation Breaches and Specified Events of Default (as defined) until January 30, 2009. In addition, Foamex L.P. agreed to maintain the aggregate Availability (as defined) under the Credit Agreement to not less than $8,500,000.

The Forbearance Agreement was subsequently amended by the parties by a letter agreement to extend the forbearance period until February 4, 2009. On February 9, 2009, the parties further amended the Forbearance Agreement (effective as of February 4, 2009) to provide that (i) the forbearance period be extended to February 18, 2009, (ii) the maximum commitments for the Lenders under the Credit Agreement be reduced from $175 million to $100 million, and (iii) the aggregate Availability could not be less than $9,000,000.

The Company continues to be in discussions with certain lenders under its First Lien Term Credit Agreement regarding the terms of a forbearance agreement. There can be no assurances, however, that such discussions will result in the execution of a forbearance agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2009

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

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